UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2020

SURFACE ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38459	46-5543980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Hampshire Street, 8th Floor Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 714-4096

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SURF	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement

On December 16, 2020, Surface Oncology, Inc. (the “Company”), entered into a License Agreement (the “Agreement”), with GLAXOSMITHKLINE INTELLECTUAL PROPERTY (No. 4) LIMITED (“GSK”), under which the Company granted GSK a worldwide, exclusive, sublicensable license to develop and commercialize specified antibodies, including SRF813, targeting PVRIG (also known as CD112R) (together, the “licensed antibodies”).

GSK will be responsible for the development and commercialization of the licensed antibodies, and a joint development committee will be formed to facilitate information sharing between the parties with respect to the development of the licensed antibodies. Under the terms of the Agreement, GSK is obligated to use its commercially reasonable efforts to develop and commercialize the licensed antibodies worldwide. The Company will perform certain technical transition services for GSK with respect to licensed antibodies until an investigational new drug application for one such licensed antibody is accepted by a regulatory authority in the territory. The Agreement includes an exclusivity provision that prohibits the Company from developing, manufacturing or commercializing antibodies that bind to PVRIG other than as permitted in the Agreement.

Under the terms of the agreement, GSK will make a one-time upfront payment of $85.0 million and the Company is eligible to receive up to $90.0 million in clinical and $155.0 million in regulatory milestones. In addition, the Company may receive up to $485 million in sales milestone payments. The Company is also eligible to receive royalties on global net sales of any approved products based on the licensed antibodies, ranging in percentages from high single digits to mid-teens.

The Agreement expires on a licensed product-by-licensed product and country-by-country basis on the later of ten years from the date of first commercial sale or when there is no longer a valid patent claim or regulatory exclusivity covering such licensed product in such country. Either party may terminate the Agreement for an uncured material breach by the other party or upon the bankruptcy or insolvency of the other party. GSK may terminate the Agreement for its convenience. The Company may terminate the Agreement if GSK institutes certain actions related to the licensed patents or if GSK ceases development activities (other than for certain specified technical or safety reasons). In the event of termination, the Company would regain worldwide rights to the terminated program.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On December 17, 2020, the Company issued a press release titled “Surface Oncology Announces Exclusive License Agreement with GSK for Novel Immunotherapy Program.” A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto are intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1†	License Agreement, dated as of December 16, 2020, by and between the Company and GLAXOSMITHKLINE INTELLECTUAL PROPERTY (No. 4) LIMITED

99.1	Press release issued by Surface Oncology, Inc. on December 17, 2020

†	Certain portions of this exhibit have been omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2020	SURFACE ONCOLOGY, INC.

	By:	/s/ J. Jeffrey Goater
J. Jeffrey Goater
President and Chief Executive Officer